Item 6 (a) - Exhibits

    Exhibit 11 - Computation of per share earnings

                       Three Months Ended              Six Months Ended
                      August 1,     July 31,         August 1,     July 31,
                       1997          1996             1997           1996

   Earnings per Common & Common Equivalent Share:

   Net Earnings        $126,496      $114,279         $196,879       $161,341

   Weighted Average
   Shares Outstanding   174,054       163,286          173,753        162,187
   Dilutive Effect
     of Common
     Stock Equivalent         67	            77                68	           77
   Weighted Average Shares,
     as Adjusted         174,121      163,363	          173,821        162,264

   Earnings per Common &
      Common Equivalent
             Share          $.73         $.70            $1.13           $.99


   Earnings per Common Share - Assuming Full Dilution:

   Net Earnings        $126,496      $114,279          $196,879      $161,341
   Interest (After Taxes) on
      Convertible Debt     -            1,703              -            3,614
   Net Earnings,
     as Adjusted       $126,496      $115,982          $196,879      $164,955

   Weighted Average Shares
       Outstanding      174,054       163,286           173,753       162,187
   Dilutive Effect of Common
      Stock Equivalents      67            77                68            77
   Shares Added if All Debt
        Converted            -          9,259	               -          10,068
    Weighted Average Shares,
      as Adjusted       174,121       172,622           173,821       172,332

   Earnings per Common Share
    - Assuming Full
      Dilution             $.73          $.67             $1.13          $.96